As filed with the Securities and Exchange Commission on December 20, 2005

Registration No. 333-130411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CELL THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Washington	2834	91-1533912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James A. Bianco

President and Chief Executive Officer

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Kennedy, Esq.

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, California 94111-3305

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (hereinafter the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security(2)	Aggregate Offering Price	Amount of Registration Fee (10)
$82,000,000 6.75% Convertible Senior Notes due October 31, 2010	$82,000,000(3)	100%	$82,000,000	$8,774
Common Stock, no par value per share(4)	44,412,433(5)(6)(7)	$2.25(8)	$30,543,035(8)	$3,269(9)

(1)	Pursuant to Rule 416 of the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event, including, without limitation, such indeterminable additional shares as may become issuable from time to time upon conversion of the notes as a result of the anti-dilution provisions in connection with the notes.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 and exclusive of accrued interest and distributions, if any.
(3)	Represents the aggregate principal amount of the notes issued by the Registrant.
(4)	Shares of the registrant’s common stock being registered hereby are accompanied by the registrant’s preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for common stock and will be transferred along with and only with the common stock.
(5)	The shares of common stock that are being registered include 31,190,340 shares of common stock issuable upon conversion of the notes at the conversion rate of 380.37 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances, which is equivalent to an initial conversion price of approximately $2.63 per share of common stock.
(6)	The shares of common stock that are being registered include 350,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $3.50 per share.
(7)	The shares of common stock that are being registered include 12,872,093 shares of common stock representing an estimate of the maximum number of shares of common stock that would be issued if the Registrant elects, under the terms of the notes, to make all the payments of interest and make-whole payments on the notes in common stock. As provided in the indenture governing the notes, any shares of common stock to be issued in payment of interest and make-whole payments will be valued at 95% of the volume weighted average price for the five consecutive trading days ending on the trading day immediately preceding any interest payment or make-whole interest payment date. For the purposes of calculating the estimated number of shares that would be issued if the Registrant elects to make all the payments of interest and make-whole payments in common stock, we have assumed a per share value of $2.15, which is equal to 95% of the last reported sale price for the Registrant’s common stock as reported on the Nasdaq National Market on December 20, 2005. However, the number of shares of common stock that may ultimately be issued if the Registrant elects to make the payments of interest and make-whole payments in common stock will vary depending on the volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding any interest payment or make-whole interest payment date, as provided in the indenture governing the notes.
(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices for the registrant’s common stock as reported on the Nasdaq National Market on December 15, 2005, which was $2.31.
(9)	Pursuant to Rule 457(i), no additional filing fee is payable with respect to the 31,190,340 shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
(10)	A total of $8,861 was previously paid with the initial filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and selling securityholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion,

Dated December 21, 2005

PRELIMINARY PROSPECTUS

$82,000,000

6.75% Convertible Senior Notes due October 31, 2010

and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of warrants

We issued the notes offered by this prospectus in a private placement in November 2005. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes, and upon exercise of warrants issued to the initial purchaser as compensation for services provided in the offering of the notes. We will not receive any proceeds from this offering.

You may convert the notes into shares of our common stock at any time before their maturity unless we have previously redeemed or repurchased them. The notes will be due on October 31, 2010. The conversion rate is 380.37 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to an initial conversion price of approximately $2.63 per share.

We will pay interest on the notes on April 30 and October 31 of each year. The first interest payment will be made on April 30, 2006. The notes will be senior in right of payment to our 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Senior Subordinated Notes due 2010.

On April 30, 2006, you shall have the right to cause us to redeem in cash up to 30% of the aggregate principal amount of the notes on a pro rata basis. Such redemption will be at par, but excluding accrued and unpaid interest through the redemption date. Any such interest not paid upon redemption will be forfeited to us. We shall hold in escrow, out of the net proceeds of the initial offering, an amount equal to the aggregate amount necessary to fund any such redemptions.

The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading in the PORTALSM Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol “CTIC.” On December 20, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $2.27 per share.

Investing in the notes involves risk. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated             , 2005

PROSPECTUS SUMMARY

The following is a summary of this prospectus. The following summary does not contain all the information that you should consider before investing in the notes or our common stock. You should read this entire prospectus carefully, including the documents that we have incorporated by reference into this prospectus. Unless otherwise indicated, “CTI,” “Company,” “we,” “us,” “our” and similar terms refer to Cell Therapeutics, Inc. and its subsidiaries.

Our Company

We develop, acquire and commercialize novel treatments for cancer. Our goal is to build a leading biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. Our research, development, acquisition and in-licensing activities concentrate on identifying and developing new, less toxic and more effective ways to treat cancer. We are developing XYOTAX, paclitaxel poliglumex, for the treatment of non-small cell lung cancer, or NSCLC, and ovarian cancer. Our phase III clinical studies for XYOTAX did not meet our primary endpoint of superior overall survival. However, in a pooled analysis of our STELLAR 3 and 4 pivotal trials, woman receiving XYOTAX for first-line treatment of NSCLC had statistically significant improvement in median, 1 year and overall survival compared to women receiving standard first-line chemotherapy. In addition, a phase II clinical trial that we reported in September 2005 demonstrated a survival advantage for women receiving XYOTAX as first-line therapy for NSCLC when compared to men. We, therefore, plan to submit a new drug application, or NDA, with the U.S. Food and Drug Administration, or FDA, for XYOTAX as first-line monotherapy for women with advanced NSCLC who have poor performance status (PS2) based on data from the pooled analysis of our STELLAR 3 and 4 first-line trials. To support this indication, we also have initiated an additional study for XYOTAX as first-line monotherapy in women and to have interim results available at the time of FDA review of that NDA, as an alternative to waiting for the completion of the study. In Europe, we plan to submit a marketing authorization application, or MAA, based on non inferior survival and improved side effect profile demonstrated in our first-line pivotal trials. We will need additional positive input from the Scientific Advisory Working Group of the European Medicines Agency, or EMEA, prior to submitting an MAA on these bases. We are developing pixantrone, a novel anthracycline derivative, for the treatment of non-Hodgkin’s lymphoma, or NHL. We are targeting an interim analysis from our ongoing phase III study late in the second quarter of 2006. We also are developing CT-2106, polyglutamate camptothecin, which is in a phase I/II trial for the treatment of colorectal cancer and a phase II trial in ovarian cancer. In the first half of 2005, we commenced a cost savings initiative, including a reduction of workforce, in an effort to conserve capital.

We were incorporated in Washington in 1991. Our principal office is located at 501 Elliott Avenue West, Suite 400, Seattle, WA 98119. Our telephone number is (206) 282-7100. Our world wide web address is http://www.cticseattle.com. Information on our website does not constitute part of this prospectus. “CTI” and “XYOTAX” (formerly referred to as PG-TXL) are our proprietary marks. All other product names, trademarks and trade names referred to in this prospectus are the property of their respective owners.

The Offering

The following is a brief summary of some of the terms of the notes and shares of common stock offered for resale in this prospectus. For a more complete description of the terms of the notes, see the “Description of Notes” section in this prospectus. For a more complete description of the terms of the common stock, see the “Description of Capital Stock” section in this prospectus.

Securities Offered	$82,000,000 aggregate principal amount of 6.75% Convertible Senior Notes due October 31, 2010, and common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon conversion of warrants.

Mandatory Redemption Right	On April 30, 2006, you shall have the right to cause us to redeem in cash up to 30% of the aggregate principal amount of the notes on a pro rata basis. Such redemption will be at par and will exclude any accrued and unpaid interest through the redemption date. Any such interest not paid to you upon redemption will be forfeited to us. We shall hold in escrow, out of the net proceeds of this offering, an amount equal to the aggregate amount necessary to fund any such redemptions.

Issuer	Cell Therapeutics, Inc.

Maturity	October 31, 2010

Offering Price	100% of the principal amount.

Interest	Interest is payable on the notes at a rate of 6.75% per year, payable in cash, registered common stock or some combination of cash and registered common stock having a fair market value equal to the interest payment due, semi-annually on April 30 and October 31 of each year, beginning April 30, 2006. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the interest payment date.

Conversion

You have the option to convert the notes into shares of our common stock at a conversion rate of 380.37 shares of common stock per $1,000 principal amount of our notes, which is equivalent to a conversion price of approximately $2.63 per share. The conversion rate is subject to adjustment as described more fully in the “Description of the

Notes—Conversion Rights.”

You may convert the notes at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased our notes; provided, however, that if a note is called for repurchase, you will be entitled to convert the note at any time before the close of business on the date immediately preceding the date fixed for repurchase. See “Description of Notes—Conversion Rights.”

Optional Redemption	We have the option to redeem all, but not less than all, of the notes if the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period, provided that for each day during such 30 trading day period a shelf registration statement was in effect with respect to the resale of the shares of our common stock underlying these notes. The redemption price shall be par including accrued and unpaid interest up to but not including the redemption date and shall be payable in shares of registered common stock valued at the conversion price then in effect. See “Description of Notes—Conversion Rights.”

Make-Whole Provision	Upon any conversion of the notes, we will pay to you an amount equal to $337.50 per $1,000 principal amount of your notes so converted, less the amount of any interest paid on such notes prior to the conversion date. This payment may be made in cash, registered common stock or some combination of cash and registered common stock. For the purposes of this provision, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the conversion date.

Ranking	The notes rank pari passu in right of payment with all existing and future senior indebtedness. The notes are senior to our existing 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Senior Subordinated Notes due 2010. The notes are structurally subordinated in right of payment to the liabilities of our subsidiaries. The indenture governing the notes restricts our incurrence of indebtedness and our subsidiaries’ incurrence of indebtedness. See “Description of Notes—Ranking.”

Repurchase at Option of Holders Upon a Change in Control	Upon a change in control (as defined in the indenture), you will have the right, subject to various conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. The repurchase price is payable, at our option, in cash, in shares of registered common stock or a combination of cash and registered common stock. However, we, or the successor entity in the change in control transaction, may pay the repurchase price in common stock only if the conditions provided in the indenture governing the notes are satisfied. If the repurchase price is paid in common stock, the common stock will be valued at 95% of the average of the volume weighted average price per share of our common stock for each of the five consecutive trading days ending on the trading day immediately preceding the repurchase date. A change in control could be an event of default under our senior debt. See “Description of Notes—Repurchase at Option of Holders Upon a Change in Control.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares offered by this prospectus.

Covenants

We have agreed not to incur or suffer to exist, and to not permit our subsidiaries to incur or suffer to exist (i) any indebtedness that is structurally senior or senior by its terms to these notes, or (ii) secured indebtedness, in an aggregate principal amount for both clauses (i) and (ii) exceeding $10,000,000 unless, in the case of clause (ii) only, these notes are equally and ratably secured with such secured indebtedness, except that we may incur liens or encumbrances in connection with biopharmaceutical licensing and/or partnering arrangements.

We have also agreed (i) not to issue any preferred equity or debt security convertible into or exchangeable for our common stock and (ii) not to refinance, retire or exchange any of our existing 5.75% Convertible Subordinated Notes due 2008, 5.75% Convertible Senior Subordinated Notes due 2008 or 4% Convertible Senior Subordinated Notes due 2010 prior to March 31, 2006, subject to certain exceptions. After this date, if we refinance, retire or exchange our existing 5.75% Convertible Subordinated Notes due 2008, 5.75% Convertible Senior Subordinated Notes due 2008 or 4% Convertible Senior Subordinated Notes due 2010 by issuing new indebtedness, we agree that such newly issued indebtedness will have a maturity date later than the maturity date of these notes.

Blocker Provision	We will not (i) effect any conversion of any of these notes, and you will not have the right to convert any portion of these notes, or (ii) make any interest payment or make-whole payment in shares of our common stock in respect of any of these notes, in either case to the extent that after giving effect to such conversion or payment you would beneficially own 9.5% or more of the number of shares of our common stock outstanding immediately after giving effect to such conversion or payment. To the extent that this blocker provision prevents us from issuing to you sufficient shares of our common stock to satisfy in full any conversion or interest or make-whole payment obligation, we shall issue to you a number of zero strike price warrants equal to the number of shares of our common stock that we are precluded by the terms of this blocker provision from issuing to you. Such zero strike price warrants shall have an expiration date of October 31, 2010 and will themselves contain provisions similar to this blocker provision.

Events of Default

The following will be events of default under the indenture for the notes:

we fail to pay the principal of or any premium on the notes when due, whether or not the payment is prohibited by the indenture’s subordination provisions;

we fail to pay any interest on the notes when due and that default continues for 30 days, whether or not the payment is prohibited by the indenture’s subordination provisions;

we fail to give the notice that we are required to give if there is a change in control, whether or not the notice is prohibited by the indenture’s subordination provisions;

we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated and such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

certain events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. and its significant subsidiaries specified in the indenture

See “Description of Notes—Events of Default.”

Warrants	We issued warrants to purchase 350,000 shares of our common stock at an exercise price of $3.50 per share to the initial purchaser of the notes as compensation for services provided in the offering of the notes. These warrants are exercisable any time prior to October 31, 2010.

Nasdaq National Market Symbol for Our Common Stock	CTIC

Risk Factors

You should read the “Risk Factors” section, beginning on page 6 of this prospectus, so that you understand the risks associated with an investment in the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—	—

(1)	For the purposes of computing ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest. Earnings for the years ended December 31, 2000, 2001, 2002, 2003, 2004, and for the nine months ended September 30, 2004 and 2005, were insufficient to cover fixed charges by $51,929, $80,273, $49,903, $130,031, $252,298, $208,761 and $83,811 (in thousands) respectively.

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus and in the documents incorporated by reference into this prospectus before deciding to invest in the notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes or upon exercise of the warrants.

The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. In that case, the trading price of our securities could decline.

Risks Related To Our Business

We expect to continue to incur net losses, and we might never achieve profitability.

We were incorporated in 1991 and have incurred a net operating loss every year. As of September 30, 2005, we had an accumulated deficit of approximately $806.6 million. Effective July 18, 2005, we divested our sole commercial product TRISENOX® (arsenic trioxide) and we may never become profitable, even if we are able to commercialize other products. We are pursuing regulatory approval for XYOTAX and will need to conduct research, development, testing and regulatory compliance activities expenses for which, together with projected general and administrative expenses, will result in operating losses for the foreseeable future.

We expect to need to raise additional funds in the near future, and they may not be available on acceptable terms, or at all.

As of September 30, 2005, we expected that our existing capital resources, including the proceeds from our November 2005 convertible senior notes offering, net of amounts held in escrow until April 30, 2006 to fund potential mandatory redemptions of these notes, and our ability to control expenditures would enable us to maintain our operations for at least the next twelve months based on then current activities; however, to fully fund ongoing and planned activities beyond the next twelve months, we will need to raise additional funds. In particular, we will need to raise additional funds to complete an additional study for XYOTAX as first-line monotherapy in women and the regulatory approval process for XYOTAX.

If our plans or assumptions change or are inaccurate, it will affect the amount of additional funds we will need to raise. We may raise such capital through public or private equity financings, partnerships, debt financings or restructurings, bank borrowings or other sources. Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we will further curtail operations significantly, including the delay, modification or cancellation of operations and plans related to XYOTAX, pixantrone and other products we may be developing. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, drug candidates, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, shareholders may experience dilution of their proportionate ownership of us.

The terms of our newly issued 6.75% convertible senior notes and the terms of the related Conversion and Placement Agreement preclude us from pursuing certain financings for various periods of time, and if one or more of the resale registration statements that we have agreed to file is not declared effective, we may be precluded from raising funds through equity or debt financings for an extended period of time.

We may be delayed, limited or precluded from obtaining regulatory approval of XYOTAX given that each of our three STELLAR phase III clinical trials for the treatment of non-small cell lung cancer did not meet their primary endpoints.

In March 2005, we announced the results of STELLAR 3, and in May 2005, we announced the results of STELLAR 2 and 4, our phase III clinical trials of XYOTAX in non-small cell lung cancer. All three trials, which were designed to demonstrate a significant improvement in overall survival compared to current marketed agents for treating NSCLC, did not achieve their primary endpoints of superior overall survival. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or preclude regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could delay, limit or prevent regulatory approval. Our success depends in large part on obtaining regulatory approval of XYOTAX. Our filing strategy for XYOTAX has not been previewed or approved by the FDA, the EMEA or any other regulatory authority, and we expect that obtaining regulatory approval based on our current clinical trial data will be difficult as described below.

Without a successful additional trial or positive interim results from that additional trial, we expect a difficult regulatory review from the FDA, which may preclude obtaining approval of our new drug application, or NDA, for a number of reasons: our trials failed to meet their primary endpoints and the FDA has taken the view that it will not favorably review secondary endpoints on data absent achievement of primary endpoints; while gender-specific survival was pre-specified in the analysis plan, women over men gender-specific survival was not a pre-specified endpoint; and, while the FDA has recently reviewed NDAs based on pooled analyses, none have been approved in the past. We are not pursuing approval from the FDA based on non-inferiority which is usually the basis for making a comparable survival claim.

A successful regulatory review from the EMEA is also not assured. While one EMEA member country supported using a non-inferiority overall survival endpoint for each of the STELLAR first-line studies, the EMEA Scientific Advisory Working Group will need to agree on the statistical tests and methodologies used to support this non-inferiority endpoint. The EMEA Scientific Advisory Working Group may not reach such an agreement and may not support submission to the EMEA for review and potential approval.

We have a substantial amount of debt.

We have outstanding over $233 million of debt as of November 30, 2005. Over $96 million of this debt comes due in 2008 and over $137 million comes due in 2010. Assuming the mandatory redemption right is not exercised, our annual interest expense, including the interest payable pursuant to the 6.75% convertible senior notes, will be over $13 million. Unless we generate substantial sales from one of our potential products or raise substantial additional capital, we may not be able to repay this debt or the interest, liquidated damages or other payments with respect to our debt. Prior to this debt becoming due, we may engage in one or more restructuring transactions which could involve, among other things, an effective increase in interest rates, alteration of terms or exchanges involving the issuance of additional shares of common stock or other arrangements which may dilute or be adverse to the value of our common stock.

We are subject to extensive government regulation.

We are subject to rigorous and extensive regulation by the FDA in the United States and by comparable agencies in other countries. Failure to comply with regulatory requirements could result in various adverse consequences, including possible delay in approval or refusal to approve a product, withdrawal of approved products from the market, product seizures, injunctions, monetary penalties, or criminal prosecution.

Our products may not be marketed in the United States until they have been approved by the FDA and may not be marketed in other countries until they have received approval from the appropriate agency. With the exception of TRISENOX, which we recently divested to Cephalon, Inc., or Cephalon, none of our products have received approval. Obtaining regulatory approval requires substantial time, effort and financial resources, and we may not be able to obtain approval of any of our products on a timely basis, or at all. If our products are not approved in a timely fashion, our business and financial condition may be adversely affected.

The next product for which we expect to request approval is XYOTAX. We intend to request that the FDA approve XYOTAX as first-line monotherapy for women with advanced NSCLC who have poor performance status (PS2) based on data from a pooled analysis of two trials. We also plan to initiate an additional study of XYOTAX as first-line monotherapy in women and to have interim results available at the time of FDA review. Based on feedback from the FDA, we expect that it will be difficult to obtain approval based on the data available from our existing trials, and we cannot be sure that XYOTAX will be approved based on this submission or on any other submission in the future.

In addition, both before and after approval, our contract manufacturers and our products are subject to numerous FDA requirements covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. Manufacturing processes must conform to current Good Manufacturing Practice, or cGMPs. The FDA and other regulatory authorities periodically inspect manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort to maintain compliance.

We believe that while we owned TRISENOX, it was prescribed by physicians largely for uses not approved by the FDA. Although physicians may lawfully prescribe pharmaceutical products, such as TRISENOX, for such off-label uses, promotion by us of such off-label uses is unlawful. Some of our practices intended to make physicians aware of off-label uses of TRISENOX, without engaging in off-label promotion, could nevertheless have been construed as off-label promotion, and it is likely that some instances of off-label promotion occurred in the past. We are in discussions with the U.S. Attorney for the Western District of Washington in connection with previous promotional practices. Although we have policies and procedures in place designed to assure ongoing compliance with FDA requirements regarding off-label promotion, some non-compliant actions may nevertheless have occurred. Regulatory authorities could take enforcement action against us if they believe that we promoted TRISENOX for off-label use.

Additionally, we are subject to numerous regulations and statutes regulating the manner of selling and obtaining reimbursement for our products that receive marketing approval. For example, federal statutes generally prohibit providing certain discounts and payments to physicians to encourage them to prescribe our product. Violations of such regulations or statutes may result in treble damages, criminal or civil penalties, fines or exclusion of CTI or our employees from participation in federal and state healthcare programs. Although we have policies prohibiting violations of relevant regulations and statutes, unauthorized actions of our employees or consultants (including unlawful off-label promotion), or unfavorable interpretations of such regulations or statutes may result in third-parties or regulatory agencies bringing legal proceedings or enforcement actions against us.

We face direct and intense competition from our competitors in the biotechnology and pharmaceutical industries, and we may not compete successfully against them.

Competition in the oncology industry is intense and is accentuated by the rapid pace of technological development. We anticipate that we will face increased competition in the future as new companies enter our market. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical companies, specialized biotechnology companies and universities and other research institutions. Specifically:

•	If we are successful in bringing XYOTAX to market, we will face direct competition from oncology-focused multinational corporations. XYOTAX will compete with other taxanes. Many oncology-focused multinational corporations currently market or are developing taxanes, epothilones, and other cytotoxic agents, which inhibit cancer cells by a mechanism similar to taxanes, or similar products including, among others, Bristol-Myers Squibb Co., which markets paclitaxel; Aventis, which markets docetaxel; Genentech and OSI Pharmaceuticals, which market Tarceva™; Genentech, which markets Avastin™, Lilly, which markets Alimta®, and American Pharmaceutical Partners, which markets Abraxane™. In addition, several companies such as NeoPharm Inc. and Sonus Pharmaceuticals, are also developing novel taxanes and formulations which could compete with our products.

•	Because pixantrone is intended to provide less toxic treatment to patients who have failed standard chemotherapy treatment, if pixantrone is brought to market, it is not expected to compete directly with many existing chemotherapies. However, pixantrone will face competition from currently marketed anthracyclines, such as mitoxantrone (Novantrone®), and new anti-cancer drugs with reduced toxicity that may be developed and marketed.

Many of our competitors, either alone or together with their collaborators and in particular, the multinational pharmaceutical companies, have substantially greater financial resources and development and marketing teams than us. In addition, many of our competitors, either alone or together with their collaborators, have significantly greater experience than we do in developing, manufacturing and marketing products. As a result, these companies’ products might come to market sooner or might prove to be more effective, less expensive, have fewer side effects or to be easier to administer than ours. In any such case, sales of our products or eventual products would likely suffer and we might never recoup the significant investments we are making to develop these product candidates.

Uncertainty regarding third-party reimbursement and healthcare cost containment initiatives may limit our returns.

The ongoing efforts of governmental and third-party payors to contain or reduce the cost of healthcare may affect our ability to commercialize our products successfully. Governmental and other third-party payors are increasingly attempting to contain healthcare costs by:

•	challenging the prices charged for health care products and services,

•	limiting both coverage and the amount of reimbursement for new therapeutic products,

•	denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors,

•	refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval, and

•	denying coverage altogether.

The trend toward managed healthcare in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products. In addition, in almost all European markets, pricing and choice of prescription pharmaceuticals are subject to governmental control. Therefore, the price of our products and their reimbursement in Europe will be determined by national regulatory authorities.

Even if we succeed in bringing any of our proposed products to the market, they may not be considered cost-effective and third-party reimbursement might not be available or sufficient. If adequate third-party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing. The Medicare Prescription Drug Improvement, and Modernization Act, or MMA, enacted December 2003, will affect reimbursement and purchases of prescription drugs, including cancer drugs. Implementation of the MMA and yet to be issued regulation could have an adverse impact on sales of prescription drugs. While we cannot predict whether any other legislative or regulatory proposals will be adopted, the adoption of other proposals could make it difficult or impossible to sell our products.

Even if our drug candidates are successful in clinical trials, we may not be able to successfully commercialize them.

Since our inception in 1991, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. With the exception of TRISENOX for patients with acute promyelocytic leukemia, or APL, who have relapsed or failed standard therapies, which we recently divested to Cephalon, all of our compounds currently are in research or development, and none have been submitted for marketing approval.

Prior to commercialization, each product candidate requires significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. The development of anti-cancer drugs, including those we are currently developing, is unpredictable and subject to numerous risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons including that they may:

•	be found ineffective or cause harmful side effects during preclinical testing or clinical trials,

•	fail to receive necessary regulatory approvals,

•	be difficult to manufacture on a scale necessary for commercialization,

•	be uneconomical to produce,

•	fail to achieve market acceptance, or

•	be precluded from commercialization by proprietary rights of third parties.

The occurrence of any of these events could adversely affect the commercialization of our products. Products, if introduced, may not be successfully marketed and/or may not achieve customer acceptance. If we fail to commercialize products or if our future products do not achieve significant market acceptance, we will not likely generate significant revenues or become profitable.

If any of our license agreements for intellectual property underlying XYOTAX, pixantrone or any other products are terminated, we may lose our rights to develop or market that product.

We have licensed intellectual property, including patent applications from The University of Vermont, Hoffman La Roche and others, including the intellectual property relating to pixantrone. We have also in-licensed the intellectual property relating to our drug delivery technology that uses polymers that are linked to drugs, known as polymer-drug conjugates, including XYOTAX and CT-2106. Some of our product development programs depend on our ability to maintain rights under these licenses. Each licensor has the power to terminate its agreement with us if we fail to meet our obligations under these licenses. We may not be able to meet our obligations under these licenses. If we default under any license agreements, we may lose our right to market and sell any products based on the licensed technology.

If we fail to adequately protect our intellectual property, our competitive position could be harmed.

Development and protection of our intellectual property are critical to our business. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies. Our success depends in part on our ability to:

•	obtain patent protection for our products or processes both in the United States and other countries,

•	protect trade secrets, and

•	prevent others from infringing on our proprietary rights.

When polymers are linked, or conjugated, to drugs, the results are referred to as polymer-drug conjugates. We are developing drug delivery technology that links chemotherapy to biodegradable polymers. For example, XYOTAX is paclitaxel, the active ingredient in Taxol®, one of the world’s best selling cancer drugs, linked to polyglutamate. We may not receive a patent for all of our polymer-drug conjugates and we may be challenged by the holder of a patent covering the underlying drug and/or methods for its use or manufacture.

The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents. If it allows broad claims, the number and cost of patent interference proceedings in the United States and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease. Patent applications in which we have rights may never issue as patents and the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. Litigation, interference proceedings or other governmental proceedings that we may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to us. Patent litigation is widespread in the biotechnology industry, and any patent litigation could harm our business. Costly litigation might be necessary to protect a patent position or to determine the scope and validity of third-party proprietary rights, and we may not have the required resources to pursue any such litigation or to protect our patent rights. Any adverse outcome in litigation with respect to the infringement or validity of any patents owned by third-parties could subject us to significant liabilities to third-parties, require disputed rights to be licensed from third-parties or require us to cease using a product or technology.

We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third-parties may independently develop such know-how or otherwise obtain access to our technology. While we require our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

Our products could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if unsuccessful, could cause us to pay substantial damages and prohibit us from selling our products.

We attempt to monitor patent filings but have not conducted an exhaustive search for patents that may be relevant to our products and product candidates in an effort to guide the design and development of our products to avoid infringement. We may not be able to successfully challenge the validity of these patents and could have to pay substantial damages, possibly including treble damages, for past infringement and attorney’s fees if it is ultimately determined that our products infringe a third-party’s patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Moreover, third-parties may challenge the patents that have been issued or licensed to us. Even if infringement claims against us are without merit, or if we challenge the validity of issued patents, lawsuits take significant time, may be expensive and may divert management attention from other business concerns.

We may be unable to obtain the raw materials necessary to produce our XYOTAX product candidate in sufficient quantity to meet demand when and if such product is approved.

We may not be able to continue to purchase the materials necessary to produce XYOTAX, including paclitaxel, in adequate volume and quality. Paclitaxel is derived from certain varieties of yew trees. Supply of paclitaxel is controlled by a limited number of companies. Paclitaxel is available and we purchase it from several sources. We purchase the raw material polyglutamic acid from a single source on a purchase order basis. Should the polyglutamic acid purchased from our sources prove to be insufficient in quantity or quality, should a supplier fail to deliver in a timely fashion or at all, or should these relationships terminate, we may not be able to obtain a sufficient supply from alternate sources on acceptable terms, or at all.

Our dependence on third-party manufacturers means that we do not always have sufficient control over the manufacture of our products.

We do not currently have internal analytical laboratory or manufacturing facilities to allow the testing or production of drug products in compliance with cGMPs. Because we do not directly control our suppliers, these vendors may not be able to provide us with finished product when we need it.

We will be dependent upon these third-parties to supply us in a timely manner with products manufactured in compliance with cGMPs or similar manufacturing standards imposed by foreign regulatory authorities where our products will be tested and/or marketed. While the FDA and other regulatory authorities maintain oversight for cGMP compliance of drug manufacturers, contract manufacturers may at times violate cGMPs. The FDA and other regulatory authorities may take action against a contract manufacturer who violates cGMPs. One of our products under development, XYOTAX, has a complex manufacturing process, which may prevent us from obtaining a sufficient supply of drug product for the clinical trials and commercial activities currently planned or underway on a timely basis, if at all. The active pharmaceutical ingredient and finished product for pixantrone are both manufactured by a single vendor.

If we do not successfully develop additional products, we may be unable to generate significant revenue or become profitable.

We divested our commercial product, TRISENOX, that received marketing approval for relapsed or refractory APL. XYOTAX, pixantrone and CT-2106 are currently in clinical trials and may not be successful. Our STELLAR phase III clinical trials for XYOTAX for the treatment of non-small cell lung cancer failed to meet their primary endpoints. A number of companies in the pharmaceutical industry, including us, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. For example, in our first phase III human trial for lisofylline, completed in March 1998, we failed to meet our two primary endpoints, or goals, even though we met our endpoints in two earlier phase II trials for lisofylline. We will need to commit significant time and resources to develop these and additional product candidates. Our product candidates will be successful only if:

•	our product candidates are developed to a stage that will enable us to commercialize them or sell related marketing rights to pharmaceutical companies;

•	we are able to commercialize product candidates in clinical development or sell the marketing rights to third parties; and

•	our product candidates, if developed, are approved by the regulatory authorities.

We are dependent on the successful completion of these goals in order to generate revenues. The failure to generate such revenues may preclude us from continuing our research and development of these and other product candidates.

If we are unable to enter into new licensing arrangements, our future product portfolio and potential profitability could be harmed.

One component of our business strategy is in-licensing drug compounds developed by other pharmaceutical and biotechnology companies or academic research laboratories. Substantially all of our product candidates in clinical development are in-licensed from a third-party, including XYOTAX, pixantrone and CT-2106.

Competition for new promising compounds and commercial products can be intense. If we are not able to identify future in-licensing opportunities and enter into future licensing arrangements on acceptable terms, our future product portfolio and potential profitability could be harmed.

We may take longer to complete our clinical trials than we expect, or we may not be able to complete them at all.

Before regulatory approval for any potential product can be obtained, we must undertake extensive clinical testing on humans to demonstrate the safety and efficacy of the product. Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to a number of factors.

We may not obtain authorization to permit product candidates that are already in the preclinical development phase to enter the human clinical testing phase. Authorized preclinical or clinical testing may not be completed successfully within any specified time period by us, or without significant additional resources or expertise to those originally expected to be necessary. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Clinical testing may not show potential products to be safe and efficacious and potential products may not be approved for a specific indication. Further, the results from preclinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials. Data obtained from clinical trials are susceptible to varying interpretations. Government regulators and our collaborators may not agree with our interpretation of our clinical trial results. In addition, we or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks or for other reasons. Completion of clinical trials depends on, among other things, the number of patients available for enrollment in a particular trial, which is a function of many factors, including the number of patients with the relevant conditions, the nature of the clinical testing, the proximity of patients to clinical testing centers, the eligibility criteria for tests as well as competition with other clinical testing programs involving the same patient profile but different treatments.

We have limited experience in conducting clinical trials. We expect to continue to rely on third-parties, such as contract research organizations, academic institutions and/or cooperative groups, to conduct, oversee and monitor clinical trials as well as to process the clinical results and manage test requests, which may result in delays or failure to complete trials, if the third-parties fail to perform or to meet the applicable standards.

If we fail to commence or complete, need to perform more or larger clinical trials than planned or experience delays in any of our present or planned clinical trials, including the phase II and phase III clinical trials of pixantrone, our development costs may increase and/or our ability to commercialize our product candidates may be adversely affected. If delays or costs are significant, our financial results and our ability to commercialize our product candidates may be adversely affected.

If we fail to establish and maintain collaborations or if our partners do not perform, we may be unable to develop and commercialize our product candidates.

We have entered into collaborative arrangements with third-parties to develop and/or commercialize product candidates and are currently seeking additional collaborations. For example, we entered into an agreement with the Gynecologic Oncology Group to perform a phase III trial of XYOTAX in patients with ovarian cancer. Additional collaborations might be necessary in order for us to fund our research and development activities and third-party manufacturing arrangements, seek and obtain regulatory approvals and successfully commercialize our existing and future product candidates. If we fail to enter into additional collaborative arrangements or fail to maintain our existing collaborative arrangements, the number of product candidates from which we could receive future revenues would decline.

Our dependence on collaborative arrangements with third-parties will subject us to a number of risks that could harm our ability to develop and commercialize products, including that:

•	collaborative arrangements may not be on terms favorable to us;

•	disagreements with partners may result in delays in the development and marketing of products, termination of our collaboration agreements or time consuming and expensive legal action;

•	we cannot control the amount and timing of resources partners devote to product candidates or their prioritization of product candidates and partners may not allocate sufficient funds or resources to the development, promotion or marketing of our products, or may not perform their obligations as expected;

•	partners may choose to develop, independently or with other companies, alternative products or treatments, including products or treatments which compete with ours;

•	agreements with partners may expire or be terminated without renewal, or partners may breach collaboration agreements with us;

•	business combinations or significant changes in a partner’s business strategy might adversely affect that partner’s willingness or ability to complete its obligations to us; and

•	the terms and conditions of the relevant agreements may no longer be suitable.

The occurrence of any of these events could adversely affect the development or commercialization of our products.

Because we base several of our drug candidates on unproven novel technologies, we may never develop them into commercial products.

We base several of our product candidates upon novel technologies that we are using to develop drugs for the treatment of cancer. These technologies have not been proven. Furthermore, preclinical results in animal studies may not predict outcomes in human clinical trials. Our product candidates may not be proven safe or effective. If these technologies do not work, our drug candidates may not develop into commercial products.

As a result of our merger with Novuspharma, we are required to comply with the regulatory structure of Italy, which could result in administrative challenges.

As a result of our merger with Novuspharma, our operations need to comply not only with applicable laws of and rules of the United States, including Washington law and the rules and regulations of the SEC and the Nasdaq National Market, but also the European Union legal system and the Republic of Italy, including the rules and regulations of CONSOB and Borsa Italiana, which collectively regulate companies listed on Italy’s public markets such as the Nuovo Mercato. Conducting our operations in a manner that complies with all applicable laws and rules will require us to devote additional time and resources to regulatory compliance matters. For example, the process of seeking to understand and comply with the laws of each country, including tax, labor and regulatory laws, might require us to incur the expense of engaging additional outside counsel, accountants and other professional advisors and might result in delayed business initiatives as we seek to ensure that each new initiative will comply with all regulatory regimes.

As a result of our merger with Novuspharma, we are subject to additional legal duties, additional operational challenges and additional political and economic risks related to our operations in Italy.

As a result of our merger with Novuspharma, a portion of our business is based in Italy. We are subject to duties and risks arising from doing business in Italy, such as:

•	Italian employment law, including collective bargaining agreements negotiated at the national level and over which we have no control;

•	European data protection regulations, under which we will be unable to send private personal data, including many employment records and some clinical trial data, from our Italian offices to our U.S. offices until our U.S. offices self-certify their adherence to the safe harbor framework established by the U. S. Department of Commerce in consultation with the European Commission;

•	tariffs, customs, duties and other trade barriers; and

•	capital controls, terrorism and other political risks.

We are also subject to the following operational challenges, among others, as a result of our merger with Novuspharma and having a portion of our business and operations based in Italy:

•	effectively pursuing the clinical development and regulatory approvals of all product candidates;

•	successfully commercializing products under development;

•	coordinating research and development activities to enhance introduction of new products and technologies;

•	coalescing the Italian business culture with our own and maintaining employee morale; and

•	maintaining appropriate uniform standards, controls, procedures and policies relating to financial reporting and employment related matters, and the conduct of development activities that comply with both U.S. and Italian laws and regulations.

We may not succeed in addressing these challenges, risks and duties, any of which may be exacerbated by the geographic separation of our operations in the United States and in Italy. These risks related to doing business in Italy could harm the results of our operations.

Because there is a risk of product liability associated with our products, we face potential difficulties in obtaining insurance.

Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and we may not be able to avoid significant product liability exposure. While we have insurance covering product use in our clinical trials, it is possible that we will not be able to maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim in excess of our insurance coverage could exceed our net worth.

Since we use hazardous materials in our business, we may be subject to claims relating to improper handling, storage or disposal of these materials.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We are subject to international, federal, state, and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and any such liability not covered by insurance could exceed our resources. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

We may not be able to conduct animal testing in the future, which could harm our research and development activities.

Certain of our research and development activities involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting activities through protests and other means. To the extent the activities of these groups are successful, our business could be materially harmed by delaying or interrupting our research and development activities.

Our operations in Italy make us subject to increased risk regarding currency exchange rate fluctuations.

As a result of our merger with Novuspharma and our consequent operations in Italy, we are exposed to risks associated with foreign currency transactions insofar as we might desire to use U.S. dollars to make contract payments denominated in euros or vice versa. As the net positions of our foreign currency transactions might fluctuate, our earnings might be negatively affected. In addition, we are exposed to risks associated with the translation of euro-denominated financial results and accounts into U.S. dollars. Our reporting currency will remain as the U.S. dollar; however, a portion of our consolidated financial obligations will arise in euros. In addition, the carrying value of some of our assets and liabilities will be affected by fluctuations in the value of the U.S. dollar as compared to the euro. Changes in the value of the U.S. dollar as compared to the euro might have an adverse effect on our reported results of operations and financial condition.

The shares we issued pursuant to the CAP Agreement may allow the Existing Holders to exert control or influence over us.

In conjunction with issuance of the notes, we also entered into a Conversion and Placement Agreement, or CAP agreement, with two existing holders (the “Existing Holders”) of approximately $38.4 million of our outstanding 5.75% Convertible Senior Subordinated Notes and 4% Convertible Senior Subordinated Notes. Pursuant to the terms of the CAP Agreement, the Existing Holders and/or their affiliates received 6,701,302 shares of our common stock and warrants exercisable for 6,500,000 shares of our common stock. As a result, the Existing Holders own or have the right to acquire a substantial amount of our outstanding common stock and, as a result, could exert control or influence over us.

The shares we issued pursuant to the CAP Agreement could adversely affect our stock price and be dilutive to our existing shareholders.

Pursuant to the terms of the CAP Agreement, we issued 6,701,302 shares of our common stock and warrants exercisable for 6,500,000 shares of our common stock to the Existing Holders and, if the notes are converted in full, an additional 31,190,340 shares of our common stock. These issuances could adversely effect the trading price of our common stock and be dilutive to our existing shareholders.

Risks Related to the Securities Markets

Our stock price is extremely volatile, which may affect our ability to raise capital in the future.

The market price for securities of biopharmaceutical and biotechnology companies, including ours, historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. For example, during the twelve months ended November 30, 2005 our stock price ranged from a low of $1.97 to a high of $10.85. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

Factors that may have a significant impact on the market price and marketability of our common stock include:

•	announcements by us or others of results of preclinical testing and regulatory actions;

•	announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors;

•	our quarterly operating results;

•	developments or disputes concerning patent or other proprietary rights;

•	developments in our relationships with collaborative partners;

•	acquisitions or divestitures;

•	litigation and government proceedings;

•	adverse legislation, including changes in governmental regulation;

•	third-party reimbursement policies;

•	changes in securities analysts’ recommendations;

•	changes in health care policies and practices;

•	economic and other external factors; and

•	general market conditions.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. In the case of our company, beginning in March 2005, several class action lawsuits were instituted against CTI, James Bianco and Max Link and a derivative action lawsuit was filed against CTI’s full board of directors. See the section in our Quarterly Report on Form 10-Q for the period ending September 30, 2005 under the heading “Legal Proceedings.” As a result of these lawsuits, we could incur substantial legal fees and our management’s attention and resources could be diverted from operating our business in order to respond to the litigation.

Anti-takeover provisions in our charter documents, our shareholder rights plan, and under Washington law could make removal of incumbent management or an acquisition of us, which may be beneficial to shareholders, more difficult.

Provisions of our articles of incorporation and bylaws may have the effect of deterring or delaying attempts by our shareholders to remove or replace management, proxy contests and changes in control. These provisions include:

•	a classified board so that only one third of the board of directors is elected each year;

•	elimination of cumulative voting in the election of directors;

•	procedures for advance notification of shareholder nominations and proposals;

•	the ability of our board of directors to amend our bylaws without shareholder approval;

•	the ability of our board of directors to issue up to 10,000,000 shares of preferred stock without shareholder approval upon the terms and conditions and with the rights, privileges and preferences as the board of directors may determine; and

•	a shareholder rights plan.

In addition, as a Washington corporation, we are subject to Washington law, which imposes restrictions on some transactions between a corporation and certain significant shareholders.

These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

Risks Related To Our Notes

The notes are senior to our existing indebtedness and subordinated to the liabilities of our subsidiaries.

The notes are senior in right of payment to our 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Senior Notes due 2010. The notes are unsecured and equal in right of payment to all of our other existing senior debt. In the event of our bankruptcy, liquidation or reorganization, or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after any secured debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on any of the notes that are then outstanding. The notes also will be effectively subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. The indenture governing the notes restricts the incurrence certain debt and other liabilities by us or our subsidiaries. The incurrence of additional senior debt and other liabilities by us or our subsidiaries could impede our ability to pay obligations on the notes.

We anticipate that from time to time we will incur additional debt, including senior indebtedness. See “Description of Notes—Ranking.”

We may be unable to repurchase or redeem the notes.

At maturity, the entire outstanding principal amount of the notes will become due and payable. On April 30, 2006, each noteholder shall have the right to cause us to redeem in cash, at par but excluding any accrued and unpaid interest through the redemption date, up to 30% of the aggregate principal amount of the notes on a pro rata basis. We have agreed to hold in escrow out of net proceeds of the initial offering an amount equal to the maximum aggregate amount necessary to fund such redemptions. Upon any conversion of the notes, we will be required to pay holders of the notes so converted a make-whole payment in an amount equal to $337.50 per $1,000 principal amount of the notes so converted less the amount of interest paid on such notes prior to the conversion date. In addition, if we experience a change in control, each holder of the notes may require us to repurchase all or a portion of that holder’s notes. At maturity, upon mandatory redemption, upon conversion or if we experience a change in control, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due on the notes then outstanding. Our borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repurchases or redemptions of the notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repurchasing or redeeming the notes, we could try to obtain the consent of the lenders under those arrangements to purchase the notes, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase or redeem the notes. In that case, our failure to repurchase or redeem any tendered notes or notes due upon maturity would constitute an event of default under the indenture governing the notes. Any such default, in turn, may cause a default under the terms of our senior debt. In such a circumstance, we may not have sufficient cash available to repay such senior debt or pay any penalties required by these notes.

We may be unable to generate sufficient cash flow from which to make payments on the notes.

We expect to incur substantial net operating losses for the foreseeable future. We may not become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on the notes. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

There is no public market for the notes and restrictions on transfer of the notes and the common stock issuable upon conversion of the notes may significantly impair the liquidity of the notes.

The notes were sold to the initial purchaser pursuant to an exemption from registration under the Securities Act and applicable state or foreign securities laws and neither the notes nor the common stock issuable upon conversion of the notes may be resold by purchasers unless the notes and the common stock issuable upon conversion of the notes are subsequently registered under the Securities Act or an exemption for the registration requirements of the Securities Act and applicable estate or foreign securities laws is available for such resale.

Prior to the sale of the notes offered by this prospectus, there has been no public market for any of the notes offered by this prospectus, and there can be no assurance as to:

•	the liquidity of any such market that may develop

•	the ability of the holders to sell their notes or

•	the price at which the holder would be able to sell their notes

If such a market were to exist, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not presently intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes in the automated quotation system of the NASD.

The initial purchaser has advised us that they intend to make a market in the notes. The initial purchaser is not obligated, however, to make a market in the notes, and any such market-making may be discontinued at any time at the sole discretion of the initial purchaser. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

The notes may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce the rating of the notes in the future, the market price of the notes and our common stock may be adversely affected.

If you convert any notes, the value of the common stock you receive may fluctuate significantly.

Since our common stock has been publicly traded, its market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of our common stock underlying the notes may occur in response to various factors and events, including, among other things:

•	announcements by us or others of results of preclinical testing and regulatory actions;

•	announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors;

•	our quarterly operating results;

•	developments or disputes concerning patent or other proprietary rights;

•	developments in our relationships with collaborative partners;

•	acquisitions or divestitures;

•	litigation and government proceedings;

•	adverse legislation, including changes in governmental regulation;

•	third-party reimbursement policies;

•	changes in securities analysts’ recommendations;

•	changes in health care policies and practices;

•	economic and other external factors; and

•	general market conditions.

In addition, stock markets have experienced extreme price volatility in recent years. In the past, our common stock has experienced volatility not necessarily related to announcements of our financial performance. Broad market fluctuations may also adversely affect the market price of the underlying common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors contained in and incorporated by reference into this prospectus when evaluating an investment in our common stock. This prospectus and the documents incorporated by reference into this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including:

•	any projections of earnings, revenues or other financial items;

•	any statements of the plans and objectives of management for future operations;

•	any statements concerning proposed new products or services;

•	any statements regarding future operations, plans, regulatory filings or approvals;

•	any statements on plans regarding proposed or potential clinical trials or new drug filing strategies;

•	any statements concerning proposed new products or services, any statements regarding pending or future mergers or acquisitions; and

•	any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing.

In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from these projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, the risk factors set forth in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

ACCOUNTING CONSIDERATIONS

We are currently evaluating the accounting treatment related to our convertible senior notes offering, whose terms are described under the caption “The Offering”, and CAP agreement, including related registration rights. The impact of this accounting treatment will be reflected in our financial results for the fourth quarter of 2005 to be included in our Annual Report on Form 10-K for the year ending December 31, 2005.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes or upon exercise of the warrants.

DESCRIPTION OF NOTES

The 6.75% Convertible Senior Notes due October 31, 2010 are issued under, and are governed by, an indenture, between us and U.S. Bank National Association, as trustee. Because this section is a summary, it does not describe every aspect of the notes, the indenture or the registration rights agreement. This summary is subject to, and qualified in its entirety by, reference to all the provisions of the indenture and the registration rights agreement, including definitions of certain terms used in the indenture or the registration rights agreement.

General

The notes are our general, unsecured obligations. The notes are senior in right of payment, which means that they rank in right of payment equal to certain of our indebtedness as described below, but are senior in right of payment to our 5.75% Convertible Subordinated Notes due 2008, our 5.75% Convertible Senior Subordinated Notes due 2008 and our 4% Convertible Senior Subordinated Notes due 2010. We are required to repay the full principal amount of the notes on October 31, 2010, unless they are previously converted, redeemed or repurchased.

The notes bear interest at the annual rate of 6.75% from the date of issuance of the notes. We will pay interest twice a year, on each April 30 and October 31, beginning April 30, 2006, until the principal is paid or made available for payment or the notes have been converted. We will pay interest to the persons in whose name the note is registered at the close of business on the immediately preceding March 31 or September 30, as the case may be, which we refer to as a regular record date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the notes is payable, at our option, in cash, registered common stock or some combination of cash and registered common stock having a fair market value equal to the interest payment due. For the purposes of payment in registered common stock, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the interest payment date.

You may convert the notes into shares of our common stock at any time before the close of business on October 31, 2010, unless the notes have been previously redeemed or repurchased. The initial conversion rate for the notes is 380.37 shares of common stock per $1,000 principal amount of notes. This conversion rate is equivalent to a conversion price of approximately $2.63 per share. The conversion rate is subject to adjustment as described below. Holders of notes submitted for repurchase are entitled to convert the notes up to and including the business day immediately preceding the date fixed for repurchase.

On April 30, 2006, you shall have the right to cause us to redeem in cash up to 30% of the aggregate principal amount of the notes you hold. Such redemption will be at par and will exclude any accrued and unpaid interest through the redemption date. Any such interest not paid to you upon redemption will be forfeited to us. We shall hold in escrow, out of the net proceeds of the initial offering, an amount equal to the aggregate amount necessary to fund any such redemptions.

Upon any conversion of the notes, we will pay to you an amount equal to $337.50 per $1,000 principal amount of your notes so converted, less the amount of any interest paid on such notes prior to the conversion date. This payment may be made in cash, registered common stock or some combination of cash and registered common stock having a fair market value equal to the interest payment due. For the purposes of payment in registered common stock, the fair market value of our common stock shall be equal to 95% of its volume-weighted average price for the five consecutive trading days ending on the trading day immediately preceding the conversion date.

If we experience a change in control, as described below, you will have the right to require us to repurchase your notes as described in the section of this prospectus entitled “—Repurchase at Option of Holders Upon a Change in Control.”

No “sinking fund” is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes are issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples thereof.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency will be the trustee’s corporate trust office presently located in the Borough of Manhattan, The City of New York.

The notes are currently evidenced by one or more global notes that are deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note is not registered in the name of any person, nor can it be exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•	DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention permanently to cease business or does in fact do so; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any notes issued in exchange for the global note will be registered.

So long as the notes are registered in the name of Cede & Co. as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in such holder’s name if they are represented by the global notes;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire interest in the notes and to transfer or encumber your beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears and the only way the transfer of those interests can be made is on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same day funds settlement system, and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

So long as DTC through Cede & Co. is the sole registered holder of the notes, we will make payments of interest on, and the redemption or repurchase price of, the global note only to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We will make these payments by wire transfer of immediately available funds or in shares of Common Stock on each payment date.

We have been informed that, with respect to any payment of interest on, principal of, or repurchase price of, the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge or otherwise encumber their interest in the note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

You may, at your option, convert the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the note has been previously redeemed or repurchased. If the notes are subject to repurchase, you may convert your notes at any time before the close of business on the business day immediately preceding the date fixed for repurchase unless we default in making the payment due upon repurchase. In each case, the initial conversion rate is equal to 380.37 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $2.63 per share. The conversion rate is subject to adjustment as described below.

You can convert the note by delivering the note to the trustee’s corporate trust office, accompanied by a duly signed and completed notice of conversion, a copy of which is attached to the indenture and may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fractional shares, and the trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next interest payment date.

In addition, if we distribute rights or warrants (other than those referred to in clause (2) below) pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (which we refer to in this prospectus as the “conversion shares”), a number of rights or warrants to be determined as follows:

•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to in this prospectus as the “distribution date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants; and

•	if such conversion occurs after such distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to such distribution date would have been entitled on such distribution date in accordance with the terms and provisions of, and applicable to, the rights or warrants.

No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the conversion date.

If you deliver a note for conversion, you are not required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you are required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

The conversion rate is subject to adjustment if, among other things:

(1) there is a dividend or other distribution payable in common stock on shares of our common stock;

(2) we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur;

(3) we subdivide, reclassify or combine our common stock;

(4) we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above;

•	dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below); and

•	distributions upon a merger or consolidation as discussed below;

(5) we make a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock if the aggregate amount of the distribution combined together with (A) other such all cash distributions to all holders of our common stock made within the preceding 365-day period in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; or

(6) the successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involves aggregate consideration that, together with (A) any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock concluded within the 365-day period preceding the completion of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

We will have the option to redeem all, but not less than all, of the notes if the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period, provided that for each day during such 30 trading day period a shelf registration statement was in effect with respect to the resale of the shares of our common stock underlying these notes. Such redemption shall be payable in shares of registered common stock valued at the conversion price then in effect.

To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See the section of this prospectus entitled “Description of Capital Stock” for more information. If we implement a new rights plan, we are required under the indenture to provide that the holder of notes receives the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We are not required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments.

If we merge into or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

Ranking

The payment of the principal of, and premium, if any, and interest on the notes, and any amounts payable upon the repurchase of the notes, is equal in right of payment to the extent set forth in the indenture to the payment of our senior debt, as defined in the indenture.

With respect to the notes, “senior debt” means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and rent payable on or in connection with and all fees, costs, claims, expenses and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

•	all our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other similar instrument whether or not the recourse of the lender is to all of our assets or to only a portion;

•	all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments;

•	bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof;

•	all our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles;

•	all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all our obligations with respect to letters of credit, bank guarantees, bankers’ acceptances and similar facilities, including related reimbursement obligations;

•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•	all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for any indebtedness or obligation described in the bullets above.

Senior debt will does include:

•	our 5.75% Convertible Subordinated Notes due 2008;

•	our 5.75% Convertible Senior Subordinated Notes due 2008;

•	our 4% Convertible Senior Subordinated Notes due 2010;

•	any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the notes;

•	accounts payable or other accrued liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; or

•	any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

The notes are effectively subordinated to all liabilities, including trade payables and lease obligations, and preferred stock of any of our subsidiaries. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and preferred shareholders, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the subsidiary’s assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness.

The indenture limits our ability and the ability of our subsidiaries to incur certain future indebtedness.

Negative Covenants

We have agreed that we will not, and will not permit any of our subsidiaries to, incur or suffer to exist (i) any indebtedness that is structurally senior or senior by its terms to these notes, or (ii) secured indebtedness, in an aggregate principal amount for both clauses (i) and (ii) exceeding $10,000,000 unless, in the case of clause (ii) only, these notes are equally and ratably secured with such secured indebtedness; provided, however, that liens or encumbrances in favor of strategic partners granted in connection with biopharmaceutical licensing and/or partnering arrangements are not subject to this restriction.

We have also agreed that, prior to March 31, 2006, we will not (i) issue any preferred equity or debt security convertible into or exchangeable for common stock, or (ii) refinance, retire or exchange any of our existing 5.75% Convertible Subordinated Notes due 2008, 5.75% Convertible Senior Subordinated Notes due 2008 or 4% Convertible Senior Subordinated Notes due 2010. After March 31, 2006, if we retire, refinance or exchange our existing 5.75% Convertible Subordinated Notes due 2008, 5.75% Convertible Senior Subordinated Notes due 2008 or 4% Convertible Senior Subordinated Notes due 2010 by issuing new indebtedness, we have agreed that such newly issued indebtedness will have a maturity date later than the maturity date of these notes.

Notwithstanding any of the above restrictions, we are permitted to (a) grant securities convertible into or exchangeable for our common stock pursuant to our existing stock option or stock purchase plans and may issue common stock upon the conversion, exercise or exchange of such securities, (b) issue common stock upon the conversion, exercise or exchange of any convertible, exercisable or exchangeable security outstanding on the date hereof, and (c) issue common stock and securities convertible into or exercisable or exchangeable for shares of our common stock pursuant to the terms of notes or other agreements in existence as of November 4, 2005.

Blocker Provision

We will not (i) effect any conversion of any of these notes, and no holder will have the right to convert any portion of these notes, or (ii) make any interest payment or make-whole payment in shares of our common stock in respect of any of these notes, in either case to the extent that after giving effect to such conversion or payment a holder would beneficially own 9.5% or more of the number of shares of our common stock outstanding immediately after giving effect to such conversion or payment. To the extent that this blocker provision prevents us from issuing to a holder sufficient shares of our common stock to satisfy in full any conversion or interest or make-whole payment obligation, we shall issue to such holder a number of zero strike price warrants equal to the number of shares of our common stock that we are precluded by the terms of this blocker provision from issuing to such holder. Such zero strike price warrants shall have an expiration date of October 31, 2010 and will themselves contain provisions similar to this blocker provision.

Mandatory Redemption

On April 30, 2006, upon providing at least five days written notice to us, each holder of an outstanding note shall have the right to cause us to redeem in cash, at par but excluding any accrued and unpaid interest through the redemption date, up to 30% of the aggregate principal amount of the notes on a pro rata basis. Any such interest not paid to such holder upon redemption shall be forfeited to us.

Up to and including April 30, 2006, we shall hold in escrow out of the net proceeds of the initial offering an amount equal to the aggregate amount necessary to fund any such redemptions.

Repurchase at Option of Holders Upon a Change in Control

If a change in control occurs, you will have the right, at your option, to require us to repurchase all of your notes not called for redemption, or any portion of the principal amount of your notes that is equal to $1,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued (including any additional interest then due) and premiums, if any, to the repurchase date.

At our option, instead of paying the repurchase price in cash, we, or the successor entity in the change in control transaction, may pay the repurchase price in common stock, or in a combination of cash and common stock, such registered common stock to be valued at 95% of the average of the volume weighted average price per share of our common stock for the five consecutive trading days ending on the trading day immediately preceding the repurchase date. We may only pay the repurchase price in common stock if the conditions provided in the indenture are satisfied. Because the number of shares of common stock to be delivered to holders of notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the change in control and prior to the repurchase date, the value of the shares of common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash.

Within 30 days after the occurrence of a change in control, we or the trustee will mail you notice of the change in control and of your repurchase right arising as a result of the change in control. We will also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver, on or before the 30th day (or such greater period as may be required by applicable law) after the date of our notice, irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which that right is being exercised. We are required to make the repurchase on a date that is no later than 45 days after your notice to the trustee.

A change in control will be deemed to have occurred at such time, after the original issuance of the notes, any of the following occurs:

•	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, (1) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Cell Therapeutics, Inc.’s capital stock entitling that person to exercise more than 50% of the total voting power of all shares of Cell Therapeutics, Inc.’s capital stock entitled to vote generally in elections of directors; however, any acquisition by Cell Therapeutics, Inc., any of its subsidiaries or any of our employee benefit plans will not trigger this provision or (2) succeeds in having sufficient of its nominees (who are not supported by a majority of the then current board of directors) elected to the board of directors of Cell Therapeutics, Inc. such that such nominees, when added to any existing directors remaining on the board of directors after such election who are affiliates of or acting in concert with such person, shall constitute a majority of the board of directors;

•	Cell Therapeutics, Inc. consolidates with or merges with or into any other person or another person merges into Cell Therapeutics, Inc., except if the transaction satisfies any of the following:

•	the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Cell Therapeutics, Inc.’s capital stock and (B) pursuant to which holders of Cell Therapeutics, Inc.’s common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest of the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction; or

•	the transaction is a merger effected only to change Cell Therapeutics, Inc.’s jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of Cell Therapeutics, Inc.’s common stock only into shares of common stock of Cell Therapeutics, Inc. or another corporation; or

•	Cell Therapeutics, Inc. conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its assets to another person.

However, a change in control will not be deemed to have occurred if the average of the closing price per share of Cell Therapeutics, Inc.’s common stock for any five trading days within (1) the period of ten consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock allowing any person or entity to exercise 50% of the total voting power of all shares of capital stock entitled to vote generally in the elections of directors, or (2) the period of ten consecutive trading days ending immediately before the change in control, in the case of change in control relating to either (i) any person or entity having its nominees who are not supported by the then current Board of Directors constitute a majority of the Board of Directors or (ii) a merger, consolidation or asset sale, in each case, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days.

For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate; and

•	whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

Any repurchase of notes arising as a result of the change in control will be made in compliance with all applicable laws, rules and regulations, including, if applicable Regulation 14E under the Securities Exchange Act of 1934 and the rules thereunder and all other applicable federal and state securities laws. To the extent the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not be deemed to cause a breach of our obligations under the indenture.

We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of Cell Therapeutics, Inc.’s assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of Cell Therapeutics, Inc.’s assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could cause an event of default or be prohibited or limited by the terms of senior debt. As a result, we may not have sufficient cash available to repay such senior debt and repurchase the notes in cash, absent a waiver. Further, we may not have the financial resources, or would be unable to arrange financing, to pay the repurchase price for all the notes that holders seeking to exercise their repurchase right deliver to us. If we were to fail to repurchase the notes when required following a change in control, an event of default would occur. Any such default may, in turn, cause a default under any then outstanding senior debt.

Mergers and Sales of Assets

Without the consent of the holders of the notes, Cell Therapeutics, Inc. may not consolidate with or merge into any other person, or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person, and Cell Therapeutics, Inc. may not permit any person to consolidate with or merge into Cell Therapeutics, Inc. or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to Cell Therapeutics, Inc., unless each of the following requirements is met:

•	Cell Therapeutics, Inc. is the surviving person or the person formed by the consolidation or into which Cell Therapeutics, Inc. is merged or the person to which its properties and assets are conveyed, transferred, sold or leased, is (1) a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia or (2) organized under the laws of a jurisdiction outside the U.S. and has common stock or American Depositary Shares representing such common stock traded on a national securities exchange in the U.S., including The Nasdaq Stock Market, Inc. and, in each case, if other than Cell Therapeutics, Inc., expressly assumes the due and punctual payment of the principal of, any premium, and interest (and liquidated damages, if any) on the notes and the performance of our other covenants under the indenture; and

•	immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions described in the indenture are met.

Upon any consolidation or merger or any transfer of all or substantially all of Cell Therapeutics, Inc.’s assets, the successor corporation formed by such consolidation or into which Cell Therapeutics, Inc. is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, Cell Therapeutics, Inc. under the indenture with the same effect as if such successor corporation had been named in the indenture as Cell Therapeutics, Inc., and Cell Therapeutics, Inc. shall be released from the obligations under the notes and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following are “events of default” under the indenture:

•	we fail to pay principal of or any premium on any note when due, whether or not the payment is prohibited by the indenture’s subordination provisions;

•	we fail to pay any interest on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the indenture’s subordination provisions;

•	we fail to give the notice that we are required to give if there is a change in control, whether or not the notice is prohibited by the indenture’s subordination provisions;

•	we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•	we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our significant subsidiaries, if any, in excess of $10 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

•	certain events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. and its significant subsidiaries specified in the indenture.

Subject to the provisions of the indenture relating to the trustee’s duties, if an event of default exists, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless they have offered to the trustee reasonable indemnity. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action the trustee deems proper which is not inconsistent with such direction.

If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc., occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if all events of default, other than the non-payment of principal of the notes which have become due solely because of the acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization with respect to Cell Therapeutics, Inc. occurs and is continuing, then the principal of, and accrued interest (and liquidated damages, if any) on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

You do not have any right to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy under the indenture, unless:

•	you have given the trustee written notice of a continuing event of default;

•	the registered holders of at least 25% of the aggregate principal amount of all outstanding notes have made a written request of the trustee to take action because of the default and have furnished reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action;

•	the trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; or

•	the trustee has not received any direction inconsistent with such written request from the holders of a majority of the aggregate principal amount of all outstanding notes during such 60-day period.

These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and liquidated damages, if any) on, a note, or the repurchase price payable for a note on or after the due dates for such payments, or of the right to convert the note in accordance with the indenture.

We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

The indenture contains provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the notes. With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, we and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders, provided, that no such modification may, without the consent of each holder affected thereby:

•	change the stated maturity of the principal or interest of any note;

•	reduce the principal amount, any premium or interest on any note;

•	reduce the amount payable on any note upon a redemption at our option;

•	amend or modify our obligation to make or consummate a repurchase offer upon a change in control after our obligation to make a change in control repurchase offer arises;

•	change the place or currency of payment on any note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify the subordination provisions in a manner that is adverse to the holder of any notes;

•	adversely affect the right of any holder of notes to convert its notes;

•	reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the indenture; or

•	modify the provisions dealing with modification and waiver of the indenture, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of a majority in principal amount of the outstanding notes may waive our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding notes may waive any past default, except a default in the payment of principal, any premium, interest or the repurchase price.

Notes are not considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

Registration Rights

In connection with the initial private placement of the notes, we entered into a registration rights agreement with the initial purchaser. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes and upon exercise of certain warrants, commonly referred to as the registrable securities, but excluding securities that are eligible for disposition under Rule 144 of the Securities Act, that we would, at our expense:

•	file with the SEC, on or prior to 45 days following the date the notes were originally issued, a shelf registration statement covering resales of the registrable securities;

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 90 days following the date the notes were originally issued, subject to our right to postpone having the shelf registration statement declared effective for an additional 60 days in limited circumstances; and

•	use our best efforts to keep effective the shelf registration statement until the earlier of:

(1)	all record holders of registrable securities are able to sell all registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto,

(2)	all registrable securities registered under the shelf registration statement have been sold, or

(3)	all registrable securities have ceased to be outstanding.

Notwithstanding any postponement of the effectiveness of the shelf registration statement, we are required to pay additional interest at a rate per annum of an additional one-half of one percent of the principal amount of the notes then outstanding if (i) the shelf registration statement is not declared effective by the SEC on or prior to 90 days following the date the notes were originally issued, (ii) the shelf registration statement ceases to be effective, other than due to suspension period (as discussed below) and we fail to file and have declared effective a post-effective amendment to make such shelf registration statement effective within 5 business days, (iii) the suspension periods (as discussed below) exceed 60 calendar days in any 12 month calendar period, or (iv) we fail to timely comply with any of our obligations under clauses (ii) and (iii) above, provided that such failure is not solely due to a holder of the notes to deliver a completed and signed notice and questionnaire. Such additional interest shall be imposed from and including the day following the failure to comply with any of our obligations under clauses (i) through (iv) above, to but excluding the day on which such failure is cured.

We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

Upon written notice to all the holders of notes, we are permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with sales of registrable securities during prescribed periods of time if we possess material non-public information the disclosure of which would have a material adverse effect on us. The periods during which we can suspend the use of the prospectus may not exceed a total of 60 calendar days in any 12 month calendar period and not exceed 30 consecutive calendar days in any 12 month period. Upon receipt of such notice, the holders of notes are required to cease disposing of securities under the prospectus and to keep the notice confidential.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement is required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and is bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

We have filed this registration statement to meet our obligations under the registration rights agreements. We will mail a notice and questionnaire to obtain certain information regarding the holders for inclusion in this prospectus.

No holder of registrable securities will be entitled to be named as a selling security holder in the shelf registration statement as of the effective time, and no holder of registrable securities will be entitled to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time, unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire. Holders of registrable securities will, however, have at least 20 calendar days from the date on which the notice and questionnaire is first received by them to return a completed and signed notice and questionnaire to us.

Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. When we receive a completed and signed notice and questionnaire prior to the effective time of the registration statement, we will include the registrable securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the registration rights agreement.

We agree in the registration rights agreement to use our best efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then quoted or listed, if any, on or prior to the effectiveness of the shelf registration statement.

This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement.

We will give notice to holders of the notes by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Replacement of Notes

We will replace, at the holders’ expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

No Personal Liability of Shareholders, Officers, Directors and Employees

No direct or indirect shareholder, officer, director or employee, as such, past, present or future of CTI, or any successor entity, shall have any personal liability in respect of our obligations under the indenture or the notes solely by reason of his or its status as such shareholder, officer, director or employee.

Governing Law

The indenture, the notes and the registration rights agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

The trustee for the holders of notes issued under the indenture will be U.S. Bank National Association. If an event of default occurs, and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of notes, unless they have offered the trustee reasonable security or indemnity.

Absence of Public Market

There is no existing market for the notes and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of holders to sell their notes or at what price holders of the notes will be able to sell their notes. Future trading prices of the notes will depend upon many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. At the time of the original issuance of the notes in a private placement in November 2005, the initial purchasers informed us that they intended to make a market in the notes offered hereby. However, the initial purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the notes. The notes are eligible for trading in The PORTAL Market. We do not intend to apply for listing of the notes on any securities exchange. See the section entitled “Plan of Distribution” for more information.

DESCRIPTION OF CAPITAL STOCK

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated articles of incorporation, as amended, our bylaws, as amended, and all applicable provisions of Washington law.

General

We are authorized to issue 200,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of the close of business on November 30, 2005, there were 71,841,860 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of the company without further action by the shareholders.

We designated 100,000 shares of our preferred stock as Series C preferred stock in November 1996 in connection with the adoption of a shareholder rights plan as described below.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-takeover Effects of Provisions of Washington Law and our Charter and Bylaws

Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the company. Chapter 23B.11 and 23B.12 of the Washington Business Corporation Act (the WBCA) permits a merger, sale of assets or liquidation of the company, subject to certain requirements. In addition, Chapter 23B.12 of the WBCA prohibits the company, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person or group of persons who acquire 10% or more of the company’s voting securities without the prior approval of the company’s board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. The company may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the company.

Our board of directors is divided into three approximately equal classes of directors serving staggered three-year terms. In addition, our Amended and Restated Articles of Incorporation provide that directors may be removed from office only at a meeting of shareholders called expressly for that purpose and only for cause. Our Amended and Restated Articles of Incorporation limit “cause” to willful misfeasance having a material adverse effect on the company or conviction of a felony, provided that any action by a director shall not constitute “cause” if, in good faith, the director believed the action to be in or not opposed to the best interests of the company or if the director is entitled to be indemnified with respect to such action under applicable law, our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or a contract with the company. Further, our Amended and Restated Bylaws require a shareholder to provide notice to the company of such shareholder’s intent to nominate a person or persons for election as directors not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders or, in the case of an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide us with notice of such shareholder’s intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying change in control or management of our company.

Shareholder Rights Plan

On November 11, 1996, our board of directors adopted a shareholder rights plan and declared a distribution of one preferred stock purchase right (a right) for each outstanding share of common stock to shareholders of record as of the close of business November 21, 1996 and for each share of common stock issued thereafter pursuant to a rights agreement entered into on November 11, 1996 and amended November 20, 2002, between the company and Computershare Investor Services, LLC as Rights Agent (the rights agreement). The shareholder rights plan expires on November 11, 2006. In connection with the adoption of the rights agreement, we reserved for issuance 100,000 shares of series C preferred stock. The series C preferred stock will only be issued in the event rights issued pursuant to the rights agreement are exercised.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted or which is paid as interest on the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes and common stock. In addition, this discussion is limited to purchasers of notes who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

All purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in their particular situations.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) an entity taxed as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial holder of a note or common stock other than a U.S. Holder or a foreign or domestic entity taxed as a partnership for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or common stock, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted or which is paid as interest on the notes.

Interest

As described above, the notes provide that we may pay stated interest on the notes by delivering shares of our common stock equal to the number obtained by dividing the interest due by 95% of the average of the volume weighted average price per share of our common stock price for each of the five consecutive trading days immediately preceding the interest payment date. If we elect this option, the amount of interest received by a U.S. Holder of a note on any interest payment date may not exactly equal the note’s stated return. It is possible that the IRS could seek to analyze the U.S. federal income tax consequences of owning a note under Treasury Regulations governing contingent payment debt instruments (the “Contingent Payment Debt Regulations”). As discussed below under “Potential Contingent Payment Debt Treatment,” we intend to take the position that the Contingent Payment Debt Regulations do not apply to the notes. The discussion in this section assumes such regulations do not apply to the notes.

The stated interest on the notes will be includable in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of tax accounting. In addition, if any interest is paid in our common stock, a U.S. Holder’s interest income will be equal to the fair market value of the stock received on the payment date.

Potential Contingent Payment Debt Treatment

For purposes of the Contingent Payment Debt Regulations, a payment is not a contingent payment if the payment is subject to a remote or incidental contingency. A contingency is “remote” if there is a remote likelihood that the contingency will occur. A contingency is “incidental” if the potential amount of the payment under all reasonably anticipated market conditions is insignificant relative to the total expected payments on the debt instrument. Payments on a debt instrument are not contingent merely because the instrument is convertible into stock of the issuer.

We intend to take the position that the possibility of payment of one or more interest payments in stock is incidental. The IRS could, however, adopt a different position and assert that contingent original issue discount should be imputed on the notes, and such position could potentially be sustained. If such position were sustained, these rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. If we actually do exercise our option to pay in stock, the notes may be deemed reissued with a new payment schedule which could have a similar result of increasing the amount includible in income by U.S. Holders.

Our determination that a contingency is incidental is generally binding on all holders. Our position in this regard is binding on each U.S. Holder (but not the IRS) unless such U.S. Holder explicitly discloses a contrary position on a statement attached to its timely filed U.S. federal income tax return for the year in which the note is acquired.

Liquidated Damages

If we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional amounts referred to as additional interest or liquidated damages in the manner described under the caption “Description of the Notes—Registration Rights.” If the amount or timing of any payments on a note is contingent, the note could be subject to special rules set forth in the Contingent Payment Debt Regulations that apply to debt instruments that provide for contingent payments (“contingent debt instruments”). We believe that the possibility of liquidated damages is remote and, accordingly, the notes should not be treated as contingent debt instruments. For purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay liquidated damages, the holders would be required to recognize liquidated damages income, which would be taxable as ordinary income.

Conversion of Notes Into Our Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into our common stock and fractional shares, if any, except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, which will generally be equal to the amount paid for the note (as adjusted, as discussed below) plus any amounts paid in connection with a conversion representing interest at the time of such conversion (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

Sale, Exchange, Repurchase, Redemption or Retirement of the Notes

Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege for our common stock), repurchase solely for cash, redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder and less any amortized premium (as discussed below), plus any market discount previously included into income. Subject to the market discount rules (also discussed below), any such gain or loss recognized on the sale, exchange, repurchase solely for cash, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than 12 months at the time of the sale or exchange. Generally, long-term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

If upon a change of control, a U.S. Holder requires us to repurchase some or all of such holder’s notes and we elect to pay the repurchase price solely with shares of our common stock, and if the notes are “securities” for U.S. federal income tax purposes, the holder would generally not recognize any gain or loss on the exchange. If the U.S. Holder receives cash in lieu of a fractional share of common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The U.S. Holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The U.S. Holder’s aggregate basis in the common stock received in exchange for the notes (including any fractional share for which cash is paid) would equal his adjusted basis in the note. The U.S. Holder’s holding period for the common stock so received would include the period during which the holder held the note. If a U.S. Holder exchanges notes in connection with a change of control, and we deliver a combination of cash and common stock in satisfaction of our repurchase obligation, assuming that the notes are “securities” for U.S. federal income tax purposes, a U.S. Holder will generally not recognize loss, but will generally recognize capital gain, if any, on the notes so exchanged in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the common stock received upon exchange plus cash received over the adjusted tax basis in the notes tendered in exchange therefor) or (ii) cash received. Such gain will generally be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. A U.S. Holder’s tax basis in the common stock received should generally equal the adjusted tax basis in notes tendered in exchange therefore, decreased by the cash received, and increased by an amount of gain recognized. A U.S. Holder’s holding period in the common stock received upon exchange of notes will include the holding period of the notes so exchanged. If the notes are not “securities” for U.S. federal income tax purposes, then the exchange would be subject to the general rules for exchanges described in the preceding paragraph. It is not entirely clear whether the notes constitute “securities” for this purpose and holders of notes should consult their own tax advisors in this regard.

Market Discount

U.S. Holders who did not purchase notes at the original issue price as part of their original issuance may be affected by the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note (which is its stated principal amount) exceeds a U.S. Holder’s adjusted tax basis in the note when purchased. Subject to a limited exception, these provisions generally require that if a U.S. Holder acquires a note at a market discount, such holder would include as ordinary income upon the disposition, conversion into common stock, retirement or gift of that note an amount equal to the lesser of (i) the gain realized upon the disposition, conversion into common stock or retirement or, in the case of a gift, the appreciation in the notes, and (ii) the accrued market discount on that note at the time of disposition, conversion into common stock, maturity or gift, unless such U.S. Holder elects to include accrued market discount in income over the remaining life of the note. The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at a U.S. Holder’s election, under a constant yield method. If a U.S. Holder acquires a note at a market discount and does not elect to include accrued market discount in income over the life of the note, such holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. The rules regarding market discount are complex, and U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Premium

If a U.S. Holder purchases a note at a premium over its stated principal amount, plus accrued interest, such holder generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized premium, which reduces a U.S. Holder’s basis in the note, can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

The Common Stock

Distributions (including constructive distributions), if any, paid on the common stock that a U.S. Holder receives upon conversion of a note or as interest paid on a note generally will constitute a taxable dividend, to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, the distribution will be taxable as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. For taxable years beginning before January 1, 2009, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain provided certain holding period requirements are satisfied.

The conversion rate of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion rate, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in our earnings and profits or assets, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize dividend income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock in our earnings and profits or assets generally will be treated as a distribution to such holders, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain of non-corporate shareholders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Information with respect to interest on the notes, dividends paid on our common stock and proceeds from the sale or other disposition of the notes and our common stock may be required to be reported to U.S. Holders and to the IRS. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations.

A U.S. Holder may be subject to backup withholding (currently at a rate of 28%) with respect to interest paid on the notes, distributions paid on our common stock, or with respect to proceeds received from a sale or other disposition of the notes or our common stock. Backup withholding will not apply, however, if the U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules. To establish status as an exempt person, a U.S. Holder will generally be required to provide certification on IRS Form W-9.

U.S. Holders should consult their own tax advisor regarding their qualification for an exemption from backup withholding and the procedures of obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

For purposes of withholding tax on dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, should qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if such holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, at least 10 percent of the total combined voting power of all classes of our stock entitled to vote, or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us.

Even if the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax at a 30 percent rate, or might be subject to withholding tax at a reduced rate, under the terms of a tax treaty between the U.S. and the Non-U.S. Holder’s country of residence.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the Non-U.S. Holder certifies its nonresident status. A Non-U.S. Holder can generally meet this certification requirement by providing an accurate and complete Form W-8BEN or appropriate substitute or successor form under penalties of perjury to us or our paying agent. The portfolio interest exception, described above, may not apply if the interest is U.S. trade or business income. In such case, a Non-U.S. Holder will be subject to U.S. federal income tax on receipt of interest that is U.S. trade or business income; and, if the Non-U.S. Holder is a corporation, a U.S. branch profits tax equal to 30 percent of its “effectively connected earnings and profits,” subject to adjustments, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Liquidated Damages

As described under “Description of the Notes—Registration Rights,” we may be required to pay holders additional amounts as a result of a registration default. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30 percent or lower treaty rate, if applicable. Each Non-U.S. Holder that is considering the purchase of notes should consult its tax advisor regarding the tax considerations that relate to the potential payment of liquidated damages or other contingencies.

Dividends

In general, dividends paid or constructive dividends deemed paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30 percent rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular income tax rates, but are not generally subject to the 30 percent withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of notes into our common stock and fractional shares, if any. However, cash received in lieu of a fractional share will be subject to U.S. federal income tax in the manner described below under “Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Sale, Exchange, Retirement or Redemption of Notes or Common Stock.”

Sale, Exchange, Repurchase, Retirement or Redemption of Notes or Common Stock

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange (other than a conversion of notes into our common stock and fractional shares, if any), repurchase, retirement or redemption of a note or common stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

Backup Withholding and Information Reporting

Information may be required to be reported to Non-U.S. Holders and to the IRS concerning the amount of any interest paid on the notes and any dividends paid on our common stock. Under current U.S. federal income tax law, backup withholding tax (at the rate of 28%) will not apply to interest payments on the notes and dividend payments on our common stock if the required certifications of exempt status are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a nonexempt person.

Under the Treasury regulations, payments on the sale, exchange or other disposition of notes or our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, a foreign partnership with significant U.S. ownership or, if at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business, or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption. Backup withholding may apply if the sale is subject to information reporting and the broker has actual knowledge that the beneficial owner is a U.S. person.

The information reporting and backup withholding rules will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and the broker has no actual knowledge that the beneficial owner is not entitled to an exemption.

Non-U.S. Holders should consult their own tax advisors regarding the application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under the current Treasury regulations. Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by such holder to the IRS.

The preceding discussion of certain U. S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in November 2005. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. We issued warrants to purchase common stock to the initial purchaser as compensation for services provided in the offering of the notes. We are registering all notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants being offered by this prospectus on behalf of the selling securityholders named in the table below. The selling securityholders may from time to time offer and sell any or all of the notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants.

The following table and related footnotes contain information as of December 20, 2005, with respect to the selling securityholders and the principal amount of notes and the number of shares of common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants beneficially owned by each selling securityholder that may be offered using this prospectus. We prepared this table based on the information supplied to us by the selling securityholders named in the table.

Any selling securityholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling securityholder obtained the security as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling securityholder purchased in the ordinary course of business and, at the time of its purchase of the security to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the security. As a result, any profits on the sale of securities by selling securityholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Name	Principal Amount at Maturity of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold(1)(2)		Total Shares Beneficially Owned Prior to this Offering		Shares to be Beneficially Owned After Completion of this Offering(1)(2)	Percentage of Common Stock Outstanding After Completion of this Offering(3)
Alexandria Global Management Master Fund Ltd.	$10,000,000	12.2%	3,803,700		3,803,700
Aristeia International Limited	$3,010,000	3.7%	1,144,914		1,144,914		—	—
Aristeia Partners LP	$490,000	*	186,382		186,382		—	—
Bruce Fund, Inc.	$1,000,000	1.2%	380,370		380,370		—	—
CRT Capital Group LLC(4)	$3,500,000	4.3%	1,681,295	(5)	1,681,295	(5)	—	—
JMG Capital Partners, LP	$1,000,000	1.2%	380,370		380,370		—	—
JMG Triton Offshore Fund, Ltd.	$1,000,000	1.2%	380,370		380,370		—	—
Merced Partners Limited Partnership	$1,500,000	1.8%	570,555		570,555		—	—
Professional Life & Casualty	$500,000	*	190,185		190,185		—	—
Quattro Distressed Opportunities Fund LP	$400,000	*	152,148		152,148		—	—
Quattro Fund Ltd.	$1,000,000	1.2%	380,370		380,370		—	—
Quattro Multistrategy Masterfund LP	$600,000	*	228,222		228,222		—	—
Tamarack International Ltd	$500,000	*	190,185		190,185		—	—
Tang Capital Partners, LP	$7,500,000	9.2%	2,852,775		2,852,775		—	—
Any other holder of notes or future transferee, pledgee, donee or successor of any holder(6)(7)	$50,000,000	61.0%	19,018,500		19,018,500		—	—

*	Less than 1%.

(1)	Includes shares of common stock into which the notes are convertible. Assumes conversion of all of the holder’s notes at a conversion price of approximately $2.63 per share of common stock. However, this conversion price will be subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Does not include the shares of common stock issuable for payments of interest and make-whole payments on the notes. We estimate that the number of shares that would be issued if we elect to make all the payments of interest and the make-whole payment on the notes to be 12,872,093 shares. As provided in the indenture governing the notes, any shares of common stock to be issued in payment of interest and make-whole payments will be valued at 95% of the volume weighted average price for the five consecutive trading days ending on the trading day immediately preceding any interest payment or make-whole interest payment date. For the purposes of estimating the number of shares that would be issued if we elect to make the payments of interest and the make-whole payment on the notes in common stock, we have assumed a per share value of $2.15, which is equal to 95% of the last reported sale price of our common stock as reported on the Nasdaq National Market on December 20, 2005. However, the number of shares of common stock that may ultimately be issued if we elect to make the payments of interest and the make-whole payment on the notes in common stock will vary depending on the volume-weighted average price of our common stock for the five consecutive trading days ending on the trading day immediately preceding any interest payment or make-whole interest payment date, as provided in the indenture governing the notes.
(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 71,841,860 shares of common stock outstanding as of November 30, 2005. In calculating this amount, shares owned by a holder prior to this offering are included with the number of shares of common stock issuable upon conversion of that holder’s notes. In addition, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.
(4)	This selling securityholder identified itself as a registered broker-dealer. This selling securityholder has represented to us that (a) the notes and the 1,331,295 shares of common stock issuable upon conversion of the notes shown above as being offered by such selling securityholder were purchased by such selling securityholder in the ordinary course of business and, at the time of such purchase, such selling securityholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of our common stock, and (b) that 350,000 shares of the common stock underlying warrants exercisable for $3.50 per share shown above as being offered by such selling stockholder were obtained as compensation for services.
(5)	Assumes the exercise of all of the holder’s warrants to purchase 350,000 shares of common stock at an exercise price of $3.50 per share of common stock.
(6)	Information about other selling securityholders will be set forth in prospectus supplements, if required.
(7)	Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information provided to us will be set forth in prospectus supplements.

Because the selling securityholders may offer all or some of their notes, common stock issuable upon conversion of their notes, for payments of interest and make-whole payments on their notes and upon exercise of any warrants, we cannot estimate the amount of the notes or common stock that will be held by the selling securityholders upon the termination of any particular offering. For information on the procedures for sales by selling securityholders, see the section entitled “Plan of Distribution” below.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale of the notes and the common stock offered by this prospectus. The notes and the common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes, the common stock underlying the notes and the common stock that may be issued for the payment of interest on the notes and the make-whole payment of five years of interest of the notes, less interest already paid.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes, the common stock underlying the notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, may be deemed to be “underwriters.” As a result, any profits on the sale of the notes, the common stock underlying the notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes, the common stock underlying the notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes, the common stock underlying the notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market System in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

From time to time the selling securityholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions.

To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants by the selling securityholders.

Our common stock trades on the Nasdaq National Market under the symbol “CTIC.”

There can be no assurance that any selling securityholder will sell any or all of the notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, by other means not described in this prospectus. Any notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, to engage in market-making activities with respect to the particular notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants, and the ability of any person or entity to engage in market-making activities with respect to the notes or the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants.

Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration of the notes and the common stock issuable upon conversion of the notes, for payments of interest and make-whole payments on the notes and upon exercise of the warrants. We will not pay any commissions, fees or discounts of underwriters, brokers, dealers and agents in connection with any sales by any selling securityholders.

LEGAL MATTERS

The validity of the issuance of the Cell Therapeutics, Inc. securities offered by this prospectus will be passed upon for Cell Therapeutics, Inc. by O’Melveny & Myers LLP, San Francisco, California.

EXPERTS

Grant Thornton LLP, independent registered public accountants, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended June 30, 2005 and 2004, incorporated by reference in this prospectus, Grant Thornton LLP has reported that they have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, their separate report included in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act of 1933.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2003, and for each of the two years in the period ended December 31, 2003, included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 (hereinafter the “Exchange Act”). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available free of charge on our web site, http://www.cticseattle.com, and may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Our common stock is listed on the Nasdaq National Market and such reports, proxy statements and other information concerning us may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

SEC rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is complete:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Proxy Statement on Schedule 14A for our 2005 Annual Meeting of Shareholders dated April 20, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•	our Current Report on Form 8-K filed on January 6, 2005;

•	our Current Report on Form 8-K filed on April 1, 2005;

•	our Current Report on Form 8-K filed on April 18, 2005;

•	our Current Report on Form 8-K filed on June 7, 2005;

•	our Current Report on Form 8-K filed on June 14, 2005;

•	our Current Report on Form 8-K filed on June 29, 2005;

•	our Current Report on Form 8-K filed on July 22, 2005;

•	our Current Report on Form 8-K filed on August 22, 2005;

•	our Current Report on Form 8-K filed on September 2, 2005;

•	our Current Report on Form 8-K filed on October 14, 2005;

•	our Current Report on Form 8-K filed on October 19, 2005;

•	our Current Report on Form 8-K filed on October 21, 2005;

•	our Current Report on Form 8-K filed on November 3, 2005;

•	our Current Report on Form 8-K filed on November 10, 2005;

•	our Current Report on Form 8-K/A filed on November 10, 2005;

•	our Current Report on Form 8-K filed on November 28, 2005; and

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A/A filed with the SEC on January 10, 2003 (No. 001-12465), including any amendment or reports filed for the purpose of updating that description.

In addition, we also incorporate by reference into this prospectus additional information that we may subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Securities and Exchange Commission will be incorporated by reference into, or otherwise included in, this prospectus.

We are subject to the information and reporting requirements of the Exchange Act, and file periodic reports, proxy statements and we make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

We will provide without charge to each person, including any beneficial owner of CTI common stock, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in the prospectus but not delivered with this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus). Requests should be directed to:

Louis A. Bianco

Executive Vice President, Finance and Administration

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(206) 282-7100

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering (including the private placement of the notes in November 2005) are as follows:

Securities and Exchange Commission registration fee	$12,043
Trustee’s fees and expenses	11,250
Accounting fees and expenses	75,000
Legal fees and expenses	881,000
Miscellaneous	30,000

Total	$1,009,293

Item 15. Indemnification of Directors and Officers of Cell Therapeutics, Inc.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article IX of the Registrant’s Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant agrees to hold harmless and indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant’s Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Registrant.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
3.1(1)	Registrant’s Amended and Restated Articles of Incorporation.

3.2(2)	Registrant’s Amended and Restated Bylaws.

4.1*	Indenture, dated as of November 4, 2005, by and between Cell Therapeutics, Inc. and U.S. Bank National Association.

4.2	Form of Note (included in Exhibit 4.1).

4.3(3)	Registration Rights Agreement, dated as of November 4, 2005, by and between Cell Therapeutics, Inc. and the initial purchaser set forth therein.

5.1	Opinion of O’Melveny & Myers, LLP.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

15.1	Letter Regarding Unaudited Financial Information

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of O’Melveny & Myers, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney of certain directors and officers of Cell Therapeutics, Inc. (included on the signature page of this Form S-3 and incorporated herein by reference).

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

*	Previously filed
(1)	Incorporated by reference to exhibits to the Registrant’s Current Report on Form 8-K filed June 4, 2004.
(2)	Incorporated by reference to Appendix H to the Registrant’s Registration Statement on Form S-4 (No. 333-106906).
(3)	Incorporated by reference to exhibits to the Registrant’s Current Report on Form 8-K filed November 10, 2005.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on December 21, 2005.

CELL THERAPEUTICS, INC.

By:	/s/ LOUIS A. BIANCO
Louis A. Bianco
Executive Vice President, Finance and Administration

Signature	Title	Date

/S/ PHILLIP M. NUDELMAN* Phillip M. Nudelman, Ph.D.	Chairman of the Board	December 21, 2005

/S/ JAMES A. BIANCO* James A. Bianco, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2005

/S/ LOUIS A. BIANCO Louis A. Bianco	Executive Vice President, Finance and Administration (Principal Financial Officer and Principal Accounting Officer)	December 21, 2005

/S/ JOHN H. BAUER* John H. Bauer	Director	December 21, 2005

/S/ VARTAN GREGORIAN* Vartan Gregorian, Ph.D.	Director	December 21, 2005

/S/ MARY O’NEIL MUNDINGER* Mary O’Neil Mundinger, DrPH	Director	December 21, 2005

/S/ JACK W. SINGER* Jack W. Singer, M.D.	Director	December 21, 2005

*/S/ LOUIS A. BIANCO Louis A. Bianco, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
3.1(1)	Registrant’s Amended and Restated Articles of Incorporation.

3.2(2)	Registrant’s Amended and Restated Bylaws.

4.1*	Indenture, dated as of November 4, 2005, by and between Cell Therapeutics, Inc. and U.S. Bank National Association.

4.2	Form of Note (included in Exhibit 4.1).

4.3(3)	Registration Rights Agreement, dated as of November 4, 2005, by and between Cell Therapeutics, Inc. and the initial purchaser set forth therein.

5.1	Opinion of O’Melveny & Myers, LLP.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

15.1	Letter Regarding Unaudited Financial Information

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.3	Consent of O’Melveny & Myers, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney of certain directors and officers of Cell Therapeutics, Inc. (included on the signature page of this Form S-3 and incorporated herein by reference).

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

*	Previously filed
(1)	Incorporated by reference to exhibits to the Registrant’s Current Report on Form 8-K filed June 4, 2004.
(2)	Incorporated by reference to Appendix H to the Registrant’s Registration Statement on Form S-4 (No. 333-106906).
(3)	Incorporated by reference to exhibits to the Registrant’s Current Report on Form 8-K filed November 10, 2005.